April 22, 2021                            Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports First Quarter 2021 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its first quarter ended April 4, 2021.
First Quarter Highlights
•First quarter 2021 GAAP earnings per diluted share were $0.71, compared with $0.80 in 2020.
•First quarter 2021 GAAP earnings included net after-tax charges of $19.4 million related to restructuring activity, asset impairments, acquisition and divestiture transaction costs, loss on a business divestiture and non-operating pension costs which were partially offset by insurance proceeds. In the first quarter of 2020, GAAP earnings included net after-tax charges of $14.8 million related mostly to restructuring actions and non-operating pension costs.
•Base net income attributable to Sonoco (base earnings) for first quarter 2021 was $0.90 per diluted share, compared with $0.94 in 2020. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided first quarter 2021 base earnings guidance of $0.80 to $0.90 per diluted share.
•First quarter 2021 net sales were $1.35 billion, compared with $1.30 billion in 2020.
•Cash flow from operations was $138.7 million in the first three months of 2021, compared to $87.7 million in 2020. Free cash flow was $99.4 million in the first three months of 2021, compared with $57.1 million in the first three months of 2020. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
•On April 4, 2021, Sonoco completed the sale of its U.S. Display and Packaging business to Hood Container Corporation for approximately $80 million in cash, the proceeds of which were received subsequent to the period's end.
•As previously reported, beginning in 2021 Sonoco changed its operating and reporting structure and is reporting results in two new segments, Consumer Packaging and Industrial Paper Packaging. The Company's remaining businesses, which primarily consist of healthcare and protective packaging businesses, are now reported as "All Other".

2021 Second Quarter and Full-Year Guidance
•Sonoco expects second quarter base earnings per diluted share to be in a range of $0.82 to $0.88 and expects full-year base earnings per diluted share to be in a range of $3.50 to $3.60. Full-year guidance has been narrowed to the upper-half of the previously disclosed full-year guidance range. Second quarter and full-year base earnings per diluted share in 2020 were $0.79 and $3.41, respectively.
•Full-year 2021 cash provided from operations and free cash flow guidance remains unchanged at a range of $570 million to $600 million and $270 million to $300 million, respectively.
Note: Second-quarter and full-year 2021 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition/divestiture-related costs, gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP results.
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CEO Comments
Commenting on the Company’s first quarter performance, Howard Coker, President and Chief Executive Officer, said, "I'm extremely proud of how our Sonoco team came together in the first quarter to work through the challenges stemming from severe winter weather and global supply chain disruptions to meet the critical needs of our customers while delivering a better than expected start to 2021. Overall, Sonoco's bottom line results benefited from productivity gains and improved volume/mix, which was helped by two extra shipping days in the quarter. These positive factors were more than offset by a negative price/cost relationship stemming from higher raw material costs, and freight and other non-material inflation less the impact of businesses sold and acquired in the last twelve months.

"During the first quarter, consumers continued to embrace at-home eating which propelled our Consumer Packaging segment to a 19 percent improvement in operating profit. Global industrial markets further reopened from the 2020 pandemic-induced recession which helped our Industrial Paper Packaging segment report sequential improvement in results for the third consecutive quarter, although operating profit remains down year-over-year. And, our All Other group of businesses, which primarily consists of healthcare, protective and retail/industrial packaging units, had mixed results in the quarter, including the impact of the November 2020 divestiture of our European contract packaging business. Finally, we took further steps to simplify our portfolio by divesting our lower margin U.S. Display and Packaging business at the end of the quarter.

"Our solid financial performance in the first quarter along with our disciplined working capital management also drove cash flow from operations up 58 percent compared to the prior year's quarter."

First Quarter Review
Net sales for the first quarter of 2021 were $1.35 billion, up 3.8 percent from last year's first quarter sales of $1.30 billion. This sales growth was driven by a 3.5 percent improvement in volume/mix supported by two additional shipping days in the quarter but also includes a negative impact from disruptions to approximately 40 of the Company's U. S. operations from Winter Storm Uri in February 2021. Additionally, sales benefited from higher selling prices mostly implemented to offset raw material inflation; but were reduced by the November 2020 disposition of the Company's European contract packaging business, net of sales added from the acquisition of Can Packaging in August 2020.

GAAP net income attributable to Sonoco in the first quarter was $72.3 million, or $0.71 per diluted share, a decrease of $8.1 million, compared with $80.4 million, or $0.80 per diluted share, in 2020. First quarter GAAP earnings included after-tax non-base net charges totaling $19.4 million, $5.2 million of which related to restructuring and asset impairment charges and $5.4 million of which related to non-operating pension costs. The remaining $8.8 million relates to transaction costs and the loss on the disposition of the Company's U.S. Display and Packaging business, which were partially offset by insurance proceeds. In the first quarter of 2020, GAAP earnings included $14.8 million of after-tax non-base net charges, $9.5 million of which related to restructuring activities and $5.6 million of which related to non-operating pension costs. Adjusted to exclude these items, base earnings in the first quarter of 2021 were $91.7 million, or $0.90 per diluted share, compared with $95.3 million, or $0.94 per diluted share, in 2020, a decrease of $3.6 million. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition/divestiture-related expenses, non-operating pension costs, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit was $277.9 million in the first quarter compared to $266.6 million in the same period in 2020. Quarterly gross profit as a percentage of sales was essentially flat year over year at 20.5 percent. First-quarter GAAP selling, general and administrative expenses increased $21.3 million from the prior year to $145.2 million. This increase was largely driven by higher acquisition and divestiture transaction costs and a return to more normalized management incentive expenses.

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Segment Review
Sonoco reports its financial results in two segments: Consumer Packaging and Industrial Paper Packaging, with all remaining businesses reported as "All Other." Segment and All Other operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis. Note that in all instances prior period results have been recast to conform to current-year presentation.

Consumer Packaging
Sonoco’s Consumer Packaging segment primarily serves prepared and fresh food markets along with other packaging for direct consumer products and includes the following products and services: round and shaped rigid paper containers; metal and peelable membrane ends and closures; thermoformed plastic trays and containers; printed flexible packaging; and global brand artwork management.
First quarter 2021 sales for the segment were $582.8 million, compared with $540.6 million in 2020. Segment operating profit was $75.6 million in the first quarter, compared with $63.8 million in the same quarter of 2020.
Segment sales increased 7.8 percent compared to the prior year's quarter, of which 4.5 percent was due to improved overall volume/mix, including the benefit of extra shipping days. Segment sales also benefited from sales added by the acquisition of Can Packaging and higher selling prices. The overall improvement in volume/mix was driven by an 8 percent improvement in our rigid paper containers business, including the benefit from strong food product demand attributable to a continued consumer preference for at-home eating as a result of the pandemic. Flexible packaging sales were essentially flat during the quarter as solid food packaging demand was offset by lower confection sales. In this segment's plastics business, sales were also flat as strong demand for prepared and specialty food trays was offset by lower demand for certain fresh food packaging.

Segment operating profit increased 18.6 percent compared to the prior year's quarter as the benefit of volume/mix, productivity improvements, profits from the Can Packaging acquisition and a positive price/cost relationship were partially offset by non-material inflation. Segment operating margin improved to 13.0 percent in the quarter from 11.8 percent in the 2020 period.

Industrial Paper Packaging
The Industrial Paper Packaging segment includes the following products: paperboard tubes, cones, and cores; fiber-based construction tubes; paperboard-based protective packaging and components; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, corrugating medium, recovered paper and material recycling services.
First quarter 2021 sales for the segment were $565.4 million, up from $502.5 million in 2020. Segment operating profit was $50.2 million in the quarter, compared with $59.6 million in 2020.
Segment sales increased 12.5 percent from the prior year's quarter largely due to higher selling prices implemented to offset higher raw material costs and non-material inflation. In addition, 2.6 percent of the segment sales increase is attributable to improved overall volume/mix, including the benefit of additional days. Global tube, core and cone volume/mix improved approximately 3 percent driven by demand for our products in Europe, Asia and Brazil. Global paperboard demand declined approximately 2 percent due to winter storm disruptions and planned maintenance outages in the U.S.
Segment operating profit declined 15.8 percent from the prior year's quarter as the benefit of productivity improvements and positive volume/mix was more than offset by a significant negative price/cost relationship stemming from higher year-over-year recovered paper prices along with higher freight and other operating expenses. Segment operating margin declined to 8.9 percent from the prior year quarter's 11.9 percent.

All Other
Businesses grouped as All Other include healthcare, protective and retail packaging and industrial plastic products. These businesses include the following products and services: thermoformed rigid plastic trays and devices; custom-engineered molded foam protective packaging and components; temperature-assured packaging; injection molded and
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extruded containers, spools and parts; point-of-purchase displays and fulfillment; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities.
First quarter 2021 sales were $205.2 million, compared with $260.2 million in 2020. The combined businesses reported an operating profit of $13.9 million in the current quarter, compared to $20.6 million in the prior year's quarter.
Sales declined 21.2 percent compared to last year’s quarter due primarily to the disposition of the European contract packaging business at the end of November 2020. Overall, volume/mix for businesses grouped in All Other improved approximately 3 percent, including the benefit of additional days, driven primarily by improvements in healthcare packaging, industrial plastics and temperature-assured packaging.
Segment operating profit declined by 32.5 percent from the prior-year quarter due to the divestiture of the European contract packaging business and a negative price/cost relationship stemming from higher raw material costs. These were partially offset by productivity improvements and positive volume/mix. Segment operating margin declined to 6.8 percent in the quarter from 7.9 percent in 2020.

Corporate/Tax
Net interest expense for the first quarter of 2021 increased to $17.7 million, compared with $16.0 million during the same period in 2020, primarily due to higher debt balances. The effective tax rates on GAAP and base earnings in the current-year quarter were 25.2 percent and 25.7 percent, respectively, compared with 25.1 percent and 26.0 percent, respectively, in the prior year’s quarter.

Cash Flow and Free Cash Flow
Although net income decreased year over year, cash generated from operations for the first three months of 2021 improved to $138.7 million, compared with $87.7 million in 2020, an increase of $51.0 million. The increase is largely attributable to changes in net working capital which used $41.3 million less cash in the first three months of 2021, compared to the first three months of 2020. Both periods saw increased business activity from the prior Decembers' levels; however, the increased business activity in the current quarter was less pronounced due to higher volumes in December 2020 compared to December 2019. Additionally, the Company continues to actively manage all components of net working capital in an effort to minimize the impact on cash utilization.
Free cash flow for the first three months of 2021 was $99.4 million, compared with $57.1 million in the same period last year, an increase of $42.3 million, driven by the increase in operating cash flow offset slightly by an increase in capital spending. During the first three months of 2021, net capital expenditures were $39.3 million compared with $30.7 million in the same period last year. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)
The Company continues to provide value to our shareholders through cash dividends which were $45.1 million in the first three months of 2021 up from $43.2 million, in the first three months of 2020.
As of April 4, 2021, total debt was approximately $1.70 billion, compared with $1.70 billion as of December 31, 2020. The Company's total-debt-to-total-capital ratio was 47.0 percent as of April 4, 2021, compared to 47.1 percent at the end of 2020. Cash and cash equivalents were $587.5 million as of April 4, 2021, compared with $564.8 million at December 31, 2020.

Second Quarter and Full-Year 2021 Outlook
The Company projects second quarter and full-year 2021 base earnings to be in the range of $0.82 to $0.88 and $3.50 to $3.60 per diluted share, respectively. The Company previously provided full-year 2021 guidance in the range of $3.40 to $3.60. Base earnings in the second quarter and full-year of 2020 were $0.79 and $3.41 per diluted share, respectively. The Company's guidance assumes that general macroeconomic conditions will continue to improve due to government stimulus actions and further business reopening as the pandemic unwinds. In addition, this guidance
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assumes an approximately 26 percent base effective tax rate for the second quarter and approximately 25 percent for the full year.

The Company expects to recognize non-cash, pre-tax settlement charges of approximately $560 million in the second quarter of 2021 associated with the settlement of the outstanding liabilities of the Sonoco Pension Plan for Inactive Participants (the “Inactive Plan”), a tax-qualified defined benefit plan which was terminated effective September 30, 2019. While the Company cannot effectively estimate 2021 GAAP earnings, it anticipates the expected settlement charges will lead to a net GAAP loss in the second quarter and for the full year.

As previously disclosed, the Company expects to contribute approximately $150 million to the Inactive Plan in the second quarter of 2021 in order to be fully funded on a termination basis at the time the liabilities are settled. Excluding contributions to the Inactive Plan discussed above, full-year 2021 cash flow from operations and free cash flow are expected to be between $570 million and $600 million and $270 million and $300 million, respectively, which is unchanged from previous guidance.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the unprecedented uncertainty regarding the impact of the COVID-19 pandemic on global supply chains as well as other risks and uncertainties, including those described further below, actual results could vary substantially.
Commenting on the Company's outlook, Coker said, "While we are cautious near-term about inflationary risks, we are becoming more confident in our ability to benefit from the developing post-pandemic economic recovery, particularly in the second half of the year.
"We expect to see continued inflation in recycled fiber and resins, our primary raw materials, along with chemicals, adhesives, freight and other operational costs over the next several months until supply chains stabilize. We have a number of operational and commercial levers that we can pull to offset this pressure, including pricing. We have mobilized our inflation recovery plans with targeted pricing actions already in the market, others communicated to our customers, and some yet to come.
"We also expect demand in most of our consumer and industrial businesses to remain solid for the foreseeable future. The pandemic has provided a period of significant elevated consumer demand for packaged foods and we believe consumers will largely maintain the habits they have acquired over the past year. With 80 percent of our Consumer Packaging portfolio focused on packaging fresh, frozen and processed foods, we believe we are uniquely positioned to continue benefiting from consumer at-home eating needs. Demand for uncoated recycled paperboard remains strong globally and backlogs in North America are at the highest levels in recent history. In most served markets, our tube, core and cone products are also seeing a resurgence in demand to pre-COVID-19 levels.
"We successfully weathered what everyone hopes was the worst of the pandemic and have emerged as a much stronger, more resilient company. Our strong liquidity and balance sheet provide us with the flexibility to invest in ourselves to drive further growth and margin improvement while being able to consistently return cash to our shareholders."
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 2597805. The archived call will be available through May 2, 2021. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco is a global provider of consumer, industrial, healthcare and protective packaging. With annualized net sales of approximately $5.2 billion, the Company has 20,000 employees working in more than 300 operations in 34 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company was listed as one of Fortune’s World’s Most
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Sonoco Reports First Quarter 2021 Results - Page 6
Admired Companies 2021 as well as being included in Barron's 100 Most Sustainable Companies for the third year in a row. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; consumer and customer actions in connection with the COVID-19 pandemic; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
•availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•impacts arising as a result of the COVID-19 Coronavirus global pandemic on our results of operations, financial condition, value of assets, liquidity, prospects, growth, and on the industries in which we operate and that we serve, resulting from, without limitation, recent and ongoing financial market volatility, potential governmental actions, changes in consumer behaviors and demand, changes in customer requirements, disruptions of the Company’s suppliers and supply chain, availability of labor and personnel, necessary modifications to operations and business, and uncertainties about the extent and duration of the pandemic;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•success of implementation of new manufacturing technologies and installation of manufacturing equipment, including the startup of new facilities and lines;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, customer and supplier consolidation, and changes in competitors' pricing for products;
•financial conditions of customers and suppliers;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•inventory management strategies of customers;
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•timing of introduction of new products or product innovations by customers;
•collection of receivables from customers;
•ability to improve margins and leverage cash flows and financial position;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to attract and retain talented and qualified employees, managers and executives;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in interest rates and our borrowing costs;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•timing of funding pension and postretirement benefit plan obligations;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, tax laws, regulations and interpretations thereof;
•the adoption of new, or changes in, accounting standards or interpretations;
•challenges and assessments from tax authorities resulting from differences in interpretation of tax laws, including income, sales and use, property, value added, employment, and other taxes;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•ability to maintain effective internal controls over financial reporting;
•liability for and anticipated costs of resolution of legal proceedings;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•failures of third party transportation providers to deliver our products to our customers or to deliver raw materials to us;
•substantially lower than normal crop yields;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;
•changing consumer attitudes toward plastic packaging;
•ability to meet sustainability targets and challenges in implementation;
•changing climate, climate change regulations and greenhouse gas effects;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company and increased costs of compliance;
•international, national and local economic and market conditions and levels of unemployment;
•economic disruptions resulting from terrorist activities and natural disasters; and
•accelerating inflation

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are
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available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended
	April 4, 2021	March 29, 2020

Net sales	$1,353,304	$1,303,296
Cost of sales	1,075,403	1,036,706
Gross profit	277,901	266,590
Selling, general and administrative expenses	145,230	123,888
Restructuring/Asset impairment charges	6,846	12,599
Loss on disposition of business, net	5,516	—
Operating profit	$120,309	$130,103
Non-operating pension cost	7,284	7,579
Net interest expense	17,731	16,045
Income before income taxes	95,294	106,479
Provision for income taxes	24,045	26,756
Income before equity in earnings of affiliates	71,249	79,723
Equity in earnings of affiliates, net of tax	1,044	513
Net income	72,293	80,236
Net loss attributable to noncontrolling interests	4	209
Net income attributable to Sonoco	$72,297	$80,445

Weighted average common shares outstanding – diluted	101,492	101,071

Diluted earnings per common share	$0.71	$0.80
Dividends per common share	$0.45	$0.43

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FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended
	April 4, 2021	March 29, 2020
Net sales
Consumer Packaging	$582,753	$540,569
Industrial Paper Packaging	565,397	502,491
All Other	205,154	260,236
Consolidated	$1,353,304	$1,303,296

Segment operating profit:
Consumer Packaging	$75,610	$63,756
Industrial Paper Packaging	50,186	59,601
All Other	13,871	20,555
Restructuring/Asset impairment charges	(6,846)	(12,599)
Other non-base charges, net	(12,512)	(1,210)
Consolidated	$120,309	$130,103

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	April 4, 2021	March 29, 2020
Net income	$72,293	$80,236
Asset impairment charges/losses on disposition of assets and divestiture of a business	6,814	586
Depreciation, depletion and amortization	61,599	60,824
Pension and postretirement plan contributions, net of non-cash expense	(11,664)	(10,090)
Changes in working capital	(28,960)	(70,233)
Changes in tax accounts	13,123	11,620
Other operating activity	25,510	14,770
Net cash provided by operating activities	$138,715	$87,713

Purchase of property, plant and equipment, net	(39,315)	(30,663)
Cost of acquisitions, net of cash acquired	(2,353)	(3,973)
Net debt repayments	(6,416)	(36,596)
Cash dividends paid	(45,142)	(43,202)
Other, including effects of exchange rates on cash	(22,805)	4,773

Net increase/(decrease) in cash and cash equivalents	$22,684	$(21,948)
Cash and cash equivalents at beginning of period	564,848	145,283
Cash and cash equivalents at end of period	$587,532	$123,335

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CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	April 4, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$587,532	$564,848
Trade accounts receivable, net of allowances	667,060	658,808
Other receivables	176,847	103,636
Inventories	474,071	450,691
Prepaid expenses	45,229	52,564
	$1,950,739	$1,830,547
Property, plant and equipment, net	1,212,516	1,244,110
Right of use asset-operating leases	278,537	296,020
Goodwill	1,328,214	1,389,255
Other intangible assets, net	306,737	321,934
Other assets	204,007	195,393
	$5,280,750	$5,277,259
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$1,066,687	$1,048,428
Notes payable and current portion of long-term debt	444,171	455,784
Income taxes payable	19,812	7,415
	$1,530,670	$1,511,627
Long-term debt, net of current portion	1,251,512	1,244,440
Noncurrent operating lease liabilities	246,588	262,048
Pension and other postretirement benefits	169,864	171,518
Deferred income taxes and other	169,318	177,098
Total equity	1,912,798	1,910,528
	$5,280,750	$5,277,259

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Sonoco Reports First Quarter 2021 Results - Page 12
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts, including the associated tax effects, relating to restructuring initiatives, asset impairment charges, non-operating pension costs or income, environmental reserve charges/releases, acquisition/divestiture-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.
To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Second-quarter 2021 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition related costs, possible gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports First Quarter 2021 Results - Page 13

		Non-GAAP Adjustments
Three Months Ended April 4, 2021	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$120,309	$6,846	$12,512	$139,667
Non-operating pension costs	7,284	—	(7,284)	—
Interest expense, net	17,731	—	—	17,731
Income before income taxes	95,294	6,846	19,796	121,936
Provision for income taxes	24,045	1,626	5,633	31,304
Income before equity in earnings of affiliates	71,249	5,220	14,163	90,632
Equity in earnings of affiliates, net of taxes	1,044	—	—	1,044
Net income	72,293	5,220	14,163	91,676
Net loss attributable to noncontrolling interests	4	—	—	4
Net income attributable to Sonoco	$72,297	$5,220	$14,163	$91,680

Per Diluted Share	$0.71	$0.05	$0.14	$0.90

*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended March 29, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$130,103	$12,599	$1,210	$143,912
Non-operating pension costs	7,579	—	(7,579)	—
Interest expense, net	16,045	—	—	16,045
Income before income taxes	106,479	12,599	8,789	127,867
Provision for income taxes	26,756	3,129	3,400	33,285
Income before equity in earnings of affiliates	79,723	9,470	5,389	94,582
Equity in earnings of affiliates, net of taxes	513	—	—	513
Net income	80,236	9,470	5,389	95,095
Net loss/(income) attributable to noncontrolling interests	209	(11)	—	198
Net income attributable to Sonoco	$80,445	$9,459	$5,389	$95,293

Per Diluted Share	$0.80	$0.09	$0.05	$0.94

*Due to rounding individual items may not sum across

(1) Restructuring charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Asset impairment charges totaling $4,149 were recognized in 2021 related to certain assets in the Company's perimeter-of-the-store thermoforming operations and temperature-assured packaging business for which the projected undiscounted cash flows were not sufficient to cover their carrying value.

(2) Includes non-operating pension costs, costs related to actual/potential acquisitions and divestitures, and the loss from the sale of the U.S. Display and Packaging business less gains from insurance proceeds.

(3) Includes non-operating pension costs, costs related to actual/potential acquisitions and divestitures, partially offset by non-base deferred income tax gains of $1,413 related primarily to a tax rate change.

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Sonoco Reports First Quarter 2021 Results - Page 14

	Three Months Ended
FREE CASH FLOW*	April 4, 2021	March 29, 2020

Net cash provided by operating activities	$138,715	$87,713
Purchase of property, plant and equipment, net	(39,315)	(30,663)
Free Cash Flow	$99,400	$57,050

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2021	December 31, 2021	December 31, 2020
Net cash provided by operating activities	$570,000	$600,000	$705,621
Purchase of property, plant and equipment, net	(300,000)	(300,000)	(181,161)
Free Cash Flow	$270,000	$300,000	$524,460

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as both it and net cash provided by operating activities do not include mandatory debt service requirements and other non-discretionary expenditures. Note that this is the Company's definition of this metric and may not be comparable to similarly named metrics of other organizations.

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